EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: November 29, 2005 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION DECLARES STOCK DIVIDEND

Alma, Michigan (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that the Board of Directors has approved a 5% stock dividend which will be paid December 30, 2005 to shareholders of record as of December 16, 2005.

Mr. Sullivan stated, “This is the fourteenth consecutive year Firstbank Corporation has declared a 5% stock dividend, which is in addition to the 2 for 1 stock splits issued in 1993 and 1998. The stock dividend is consistent with the underlying earnings power of the company and the strong capital position. The Board of Directors is pleased to share these strengths with our shareholders. Additionally, cash dividends, including the effect of stock dividends and splits, have increased at a compound annual growth rate of 10.4% per year over the past five years.”

Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.0 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.